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                              Amendment to By-Laws

                                       of

         Credit Suisse Warburg Pincus Global Health Sciences Fund, Inc.


Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg Pincus Global Health Sciences Fund, Inc., the name has changed to Credit Suisse Global Health Sciences Fund, Inc.

Dated the 12th day of December, 2001